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                                                                      EXHIBIT 99


                                                           For more information:

                                                                  Brett Weinberg
                                                                  (612) 375-8503
                                                            bweinberg@clynch.com


              ASV, Inc. & Jacobsen Launch Strategic Sales Alliance


         Grand Rapids, MN (February 13, 2003) - ASV, Inc. (Nasdaq: ASVI) and Jacobsen (a Textron Inc. company NYSE: TXT) today announced a strategic sales alliance between the two companies. Jacobsen direct dealers will market the ASV RC-30 and RC-50 Turf Edition(TM) all-surface loaders designed for the golf and sports turf markets. The Turf Edition loaders features ASV's unique undercarriage system with smooth, rubber tracks that leaves fine turf virtually untouched while still providing excellent traction for digging and grading. The RC-30 and RC-50 are designed to minimize turf damage and compaction with an incredibly low 2.5 and 2.7 pounds-per-square-inch ground pressure, respectively.

         Both models feature "joy-stick" controls that offer operators the ultimate in ease-of-operation with maximum control over the unit. The RC-50 is equipped with a powerful 50-hp Caterpillar diesel engine, while the RC-30 comes standard with a 31.5-hp Caterpillar diesel. Their compact size and variety of available work tools, such as backhoe, hydraulic auger, dozer blade and pallet forks, make these all-surface loaders highly productive.

         "The partnership with Textron gives ASV access to several thousand golf courses around the world and access to a broader dealer network," said Gary Lemke, President and CEO of ASV. "Our new R-Series Turf Edition is the perfect machine for the golf course market because it allows for heavy duty work while being extremely gentle to turf -- a combination not found in any other machine in the industry."

         "We are very pleased to announce this strategic partnership at the 2003 Golf Course Superintendents Association of America (GCSAA) trade show," said Jon Carlson, President, Jacobsen. "The smooth tracks and extremely low ground pressure is evidence that ASV designed these all-surface loaders specifically for the golf course superintendent."

         The R-Series Turf Edition All-Surface Loaders will be available through local Jacobsen direct dealers. Jacobsen and ASV expect to enter into a formal agreement memorializing the terms and conditions of the sales alliance shortly.

         Jacobsen manufactures a full range of vehicles and turf maintenance equipment for golf, turf, professional lawn care, sports field, municipal and industrial applications. The company markets Bob-Cat(R), Brouwer(R), Bunton(R), Cushman(R), E-Z-GO(R), Jacobsen(R), Ryan(R) and Steiner(TM) brand products internationally through an extensive distribution network. Jacobsen is a Textron company. Additional information is available at www.jacobsen.com.

         Textron Inc. (NYSE: TXT) is an $11 billion multi-industry company with 49,000 employees in 40 countries. The company leverages its global network of businesses to provide customers with innovative solutions and services in industries such as aircraft, fastening systems, industrial products and components and finance. Textron is known around the world for its powerful brands such as Bell Helicopter, Cessna Aircraft, Kautex, Lycoming, E-Z-GO and Greenlee, among others. More information is available at www.textron.com.

         ASV, Inc. designs, manufactures and sells all-purpose crawlers and related accessories and attachments. With its patented undercarriage technology, ASV leads all rubber-tracked, all-purpose crawlers in technology and innovation. ASV's products are able to traverse nearly any terrain with minimal damage to the ground, making it effective in industries such as construction, landscaping and agriculture. For more information, visit ASV's website at www.asvi.com